Exhibit 21.1
SIGNIFICANT SUBSIDIARIES
As of December 31, 2014, Linn Energy, LLC directly or indirectly owns all of the voting securities of Linn Acquisition Company, LLC, Berry Petroleum Company, LLC, Linn Energy Holdings, LLC, Mid-Continent Holdings II, LLC and Mid-Continent II, LLC, the “significant subsidiaries” (as defined in Rule 1−02(w) of Regulation S-X). As of December 31, 2014, Linn Energy, LLC also directly owns the sole voting share of LinnCo, LLC, an affiliate of Linn Energy, LLC. All of LinnCo, LLC’s common shares are held by the public.